Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dakota Gold Corp. of our report dated October 21, 2021 (except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements therein, as to which the date is March 28, 2022), relating to the financial statements of JR Resources Corp. appearing in the Registration Statement on Form S-1 (File No. 333-263883) dated March 28, 2022 and as amended on May 6, 2022, of JR Resources Corp.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
June 3, 2022